UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 20, 2009

Piedmont Natural Gas Company, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4720 Piedmont Row Drive, Charlotte, North Carolina		28210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	704-364-3120

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 20, 2009, the Company entered into an accelerated share repurchase agreement with Merrill Lynch International (MLI) for the repurchase of 700,000 shares of its outstanding common stock at an initial price of $26.35 per share. The Company funded this transaction with internally generated cash and short-term borrowings. Under the terms of the accelerated share repurchase agreement, the Company repurchased 700,000 shares of its outstanding common stock from MLI; settlement occurred on March 26, 2009. MLI will purchase an equivalent amount of shares in the open market during a period of approximately one month (the Pricing Period). The Company may receive from, or be required to pay, MLI a price adjustment based upon the volume-weighted average cost of Company common stock during the Pricing Period. Such price adjustment can be settled, at the Company’s option, in cash or in shares of its common stock.

Effective April 1, 2009, the Company amended and restated its Employee Stock Purchase Plan. The amended and restated Employee Stock Purchase Plan is attached hereto as Exhibit 4.1 and incorporated herein by reference. The amendments enable employees to enroll or make changes to payroll deduction amounts more frequently.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.

April 3, 2009	By:	Jane R. Lewis-Raymond

Name: Jane R. Lewis-Raymond
Title: Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

4.1	Piedmont Natural Gas Company Employee Stock Purchase Plan